EXHIBIT 11
                      INTELOGIC TRACE INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                       (In thousands, except share data)

                                                    QUARTER ENDED OCTOBER 31,
                                                  -----------------------------
                                                      1994             1993
                                                  ------------     ------------
Common stock and common stock equivalents:

   Weighted average shares outstanding .......      12,496,719       12,074,450

   Net effect of dilutive stock options
     based on the treasury stock method
     using average market price(1) ...........            --               --
                                                  ------------     ------------
Total shares .................................      12,496,719       12,074,450
                                                  ============     ============
Net loss, less preferred stock dividends .....    $       (866)    $       (744)
                                                  ============     ============
Per share amount .............................    $       (.07)    $       (.06)
                                                  ============     ============

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(1)  The net dilutive effect of stock options is not considered because the effect would be to increase shares outstanding, which, in loss years, reduces the loss per share and is therefore antidilutive.